Exhibit 6.2

GREENFIELD ROBOTICS CORPORATION

2021 EQUITY INCENTIVE PLAN

1.             Purpose.

The purpose of the Plan is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and thereby better aligning the interests of such persons with those of the Company’s stockholders. Capitalized terms used in the Plan are defined in Section 13 below.

2.             Eligibility.

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

3.             Administration and Delegation.

(a)            Administration. The Plan will be administered by the Administrator. The Administrator will have authority to determine which Service Providers will receive Awards, to grant Awards and to set all terms and conditions of Awards (including, but not limited to, vesting, exercise and forfeiture provisions). In addition, the Administrator will have the authority to take all actions and make all determinations contemplated by the Plan and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it will deem advisable. The Administrator may correct any defect or ambiguity, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it will deem necessary or appropriate to carry the Plan and any Awards into effect, as determined by the Administrator. The Administrator will make all determinations under the Plan in the Administrator’s sole discretion and all such determinations will be final and binding on all persons having or claiming any interest in the Plan or in any Award except in the case of (i) willful misconduct, or (ii) actions expressly inconsistent with the terms of the Plan or Awards or Applicable Law.

(b)           Appointment of Committees. To the extent permitted by Applicable Laws, the Board may delegate any or all of its powers under the Plan to one or more Committees. The Board may abolish any Committee at any time and re-vest in itself any previously delegated authority.

4.             Stock Available for Awards.

(a)           Number of Shares. Subject to adjustment under Section 8 hereof, the maximum aggregate number of shares of Common Stock that may be issued under the Plan pursuant to the exercise of Options, issued pursuant to Awards of Restricted Stock or otherwise issued or covered by Restricted Stock Units or Other Stock-Based Awards under the Plan, is 2,000,000 shares of Common Stock. Notwithstanding the foregoing, subject to adjustment under Section 8 hereof, no more than 2,000,000 shares of Common Stock may be granted as Incentive Stock Options, provided that the provisions of Section 4(b) shall apply to such limit to the extent permitted by Section 422 of the Code.

(b)           Reversion of Shares. If any Award expires or lapses or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at or below the original issuance price), in any case in a manner that results in any shares of Common Stock covered by such Award not being issued or being so reacquired by the Company, the unused Common Stock covered by such Award will again be available for the grant of Awards under the Plan. Further, shares of Common Stock delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation (including shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will be added to the number of shares of Common Stock available for the grant of Awards under the Plan. Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares, shares purchased on the open market or treasury shares.

(c)           Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted prior to such merger or consolidation by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Administrator deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards will not count against the overall share limits set forth in Section 4(a) hereof, except as may be required by applicable law or by reason of Section 422 of the Code.

5.             Stock Options.

(a)           General. The Administrator may grant Options to any Service Provider, subject to the limitations on Incentive Stock Options described below. The Administrator will determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to Applicable Laws, as it considers necessary or advisable.

(b)           Incentive Stock Options. The Administrator may grant Options intended to qualify as Incentive Stock Options only to employees of the Company, any of the Company’s present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. All Options intended to qualify as Incentive Stock Options will be subject to and will be construed consistently with the requirements of Section 422 of the Code. Neither the Company nor the Administrator will have any liability to a Participant, or any other party, (i) if an Option (or any part thereof) which is intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (ii) for any action or omission by the Administrator that causes an Option not to qualify as an Incentive Stock Option, including without limitation, the conversion of an Incentive Stock Option to a Non-Qualified Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option. Any Option that is intended to qualify as an Incentive Stock Option, but fails to so qualify for any reason, including without limitation, the portion of any Option becoming exercisable in excess of the $100,000 limitation described in Treasury Regulation Section 1.422-4, will be treated as a Non-Qualified Stock Option for all purposes.

(c)           Exercise Price. The Administrator will establish the exercise price of each Option and specify the exercise price in the applicable Award Agreement. The exercise price will be not less than 100% of the Fair Market Value on the date the Option is granted. In the case of an Incentive Stock Option granted to an employee who, at the time of grant of the Option, owns (or is treated as owning under Section 424 of the Code) stock representing more than 10% of the voting power of all classes of stock of the Company (or a “parent corporation” or “subsidiary corporation” thereof within the meaning of Sections 424(e) or 424(f) of the Code, respectively), the per share exercise price will be no less than 110% of the Fair Market Value on the date the Option is granted.

(d)           Duration of Options. Each Option will be exercisable at such times and subject to such terms and conditions as the Administrator may specify in the applicable Award Agreement, provided that the term of any Option will not exceed ten years. In the case of an Incentive Stock Option granted to an employee who, at the time of grant of the Option, owns (or is treated as owning under Section 424 of the Code) stock representing more than 10% of the voting power of all classes of stock of the Company (or a “parent corporation” or “subsidiary corporation” thereof within the meaning of Sections 424(e) or 424(f) of the Code, respectively), the term of the Option will not exceed five years.

(e)           Exercise of Option; Notification of Disposition. Options may be exercised by delivery to the Company of a written notice of exercise, in a form approved by the Administrator (which may be an electronic form), signed by the person authorized to exercise the Option, together with payment in full (i) as specified in Section 5(f) hereof for the number of shares for which the Option is exercised and (ii) as specified in Section 9(e) hereof for any applicable withholding taxes. Unless otherwise determined by the Administrator, an Option may not be exercised for a fraction of a share of Common Stock. If an Option is designated as an Incentive Stock Option, the Participant will give prompt notice to the Company of any disposition or other transfer of any shares of Common Stock acquired from the Option if such disposition or transfer is made (i) within two years from the grant date with respect to such Option or (ii) within one year after the transfer of such shares to the Participant (other than any such disposition made in connection with a Change in Control). Such notice will specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

(f)            Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan will be paid for in cash or by check, payable to the order of the Company, or, to the extent permitted by the Administrator, by:

(i)            if the Company is a Publicly Listed Company, (A) delivery of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(ii)           delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their Fair Market Value, provided (A) such method of payment is then permitted under Applicable Laws, (B) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Company at any time, and (C) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(iii)          surrendering shares of Common Stock then issuable upon exercise of the Option valued at their Fair Market Value on the date of exercise;

(iv)          delivery of a promissory note of the Participant to the Company on terms determined by the Administrator;

(v)           delivery of property of any other kind which constitutes good and valuable consideration as determined by the Administrator; or

(vi)          any combination of the above permitted forms of payment (including cash or check).

(g)           Early Exercise of Options. The Administrator may provide in the terms of an Award Agreement that the Participant may exercise an Option in whole or in part prior to the full vesting of the Option in exchange for unvested shares of Restricted Stock with respect to any unvested portion of the Option so exercised. Shares of Restricted Stock acquired upon the exercise of any unvested portion of an Option will be subject to such terms and conditions as the Administrator will determine.

6.             Restricted Stock; Restricted Stock Units.

(a)           General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such shares if issued at no cost) in the event that conditions specified by the Administrator in the applicable Award Agreement are not satisfied prior to the end of the applicable restriction period or periods established by the Administrator for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during applicable restriction period or periods, as set forth in an applicable Award Agreement.

(b)           Terms and Conditions for All Restricted Stock and Restricted Stock Unit Awards. The Administrator will determine and set forth in the applicable Award Agreement the terms and conditions applicable to each Restricted Stock and Restricted Stock Unit Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, in each case, if any.

(c)            Additional Provisions Relating to Restricted Stock.

(i)            Dividends. Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares, unless otherwise provided by the Administrator in the applicable Award Agreement. In addition, unless otherwise provided by the Administrator, if any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the shares or other property will be subject to the same restrictions on transfer and forfeiture as the shares of Restricted Stock with respect to which they were paid. Each dividend payment will be made as provided in the applicable Award Agreement, but in no event later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the later of (A) the date the dividends are paid to stockholders of that class of stock, and (B) the date the dividends are no longer subject to forfeiture.

(ii)           Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee).

(d)           Additional Provisions Relating to Restricted Stock Units.

(i)            Settlement. Upon the vesting of a Restricted Stock Unit, the Participant will be entitled to receive from the Company one share of Common Stock or an amount of cash or other property equal to the Fair Market Value of one share of Common Stock on the settlement date, as the Administrator will determine and as provided in the applicable Award Agreement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the vesting of the Restricted Stock Units or will instead be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A.

(ii)            Voting Rights. A Participant will have no voting rights with respect to any Restricted Stock Units unless and until shares are delivered in settlement thereof.

(iii)           Dividend Equivalents. To the extent provided by the Administrator, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeiture as the Restricted Stock Units with respect to which the Dividend Equivalents are paid, as determined by the Administrator, subject, in each case, to such terms and conditions as the Administrator will establish and set forth in the applicable Award Agreement.

7.             Other Stock-Based Awards.

Other Stock-Based Awards may be granted hereunder to Participants, including, without limitation, Awards entitling Participants to receive shares of Common Stock to be delivered in the future. Such Other Stock-Based Awards will also be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments and/or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock, cash or other property, as the Administrator will determine. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock-Based Award, including any purchase price, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which will be set forth in the applicable Award Agreement.

8.             Adjustments for Changes in Common Stock and Certain Other Events.

(a)            General. In the event of a subdivision of the outstanding Common Stock, a declaration of a dividend payable in shares of the Company, a combination or consolidation of the outstanding Common Stock into a lesser number of shares of Common Stock, a reclassification, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, appropriate and proportionate adjustments shall be made in each of (i) the number and kind of shares available for future grants under Section 4, (ii) the number and kind of shares covered by each outstanding Award and any outstanding and unexercised right to purchase shares of Common Stock that has not yet expired, (iii) the Exercise Price under each outstanding Option and the purchase price applicable to any unexercised stock purchase right, and (iv) any repurchase price that applies to shares of Common Stock issued under the Plan pursuant to the terms of a Company repurchase right under the Plan or an applicable Award Agreement. The conversion of convertible securities of the Company shall not be treated as effected “without receipt of consideration.” In the event of a declaration of an extraordinary dividend payable in a form other than shares of the Company in an amount that has a material effect on the Fair Market Value of the Common Stock, a recapitalization, a spin-off, or a similar occurrence, the Administrator at its sole discretion may make appropriate adjustments in one or more of the items listed in clauses (i) through (iv) above; provided, however, that the Administrator shall in any event make such adjustments as may be required by the California Supplement to the Plan. Any such adjustment of an Option or other Award which is not subject to Section 409A of the Code shall be made in a manner which does not result in the Option or Award being subject to Section 409A. No fractional Shares shall be issued under the Plan as a result of an adjustment under this Section 8(a), although the Administrator in its sole discretion may make a cash payment in lieu of fractional Shares.

(b)           Corporate Transactions. In the event that the Company is a party to a merger or other consolidation, in the event of a transaction providing for the sale of all or substantially all of the Company’s stock or assets, or in the event of such other corporate transaction, such as a separation or reorganization, outstanding Options and other Awards shall be subject to such treatment as the Board shall determine. Such treatment may include one or more of the following: (i) the continuation of the outstanding Options and other Awards by the Company, if the Company is a surviving entity; (ii) the assumption of outstanding Options and other Awards by the surviving or successor entity or its parent; (iii) the substitution by the surviving or successor entity or its parent of options or other awards with substantially the same terms for such outstanding Options and Awards; (iv) exercisability of such outstanding Options and other Awards to the extent vested and exercisable under the terms of the Award Agreement followed by the cancellation of such Options or other Awards (whether or not then exercisable); or (v) settlement of the intrinsic value of the outstanding Options and other Awards to the extent vested and exercisable under the terms of the Award Agreement, with payment made in cash, cash equivalents or other property as determined by the Board (including cash, cash equivalents or other property subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Options and other Awards), and the cancellation of such Options and other Awards (whether or not then exercisable). The value of any property provided in the settlement shall be determined by the Board, and to extent permitted under Treasury Regulation Section l.409A- 3(i)(5)(iv) or otherwise without resulting in taxation under Section 409A of the Code, the Board may provide for the payment of the value of a cancelled Option or other Award to be made on a delayed basis in recognition of escrows, earn-outs, or other contingencies or holdbacks applicable to holders of Common Stock in connection with the transaction. In each case, the surviving, acquiring or successor entity or its parent may choose to assume or continue only a portion of an Option or other Award or substitute a similar award for only a portion of an Option or other Award, or may assume, continue or substitute some Options or other Awards and not others, and in all cases unvested Options or other Awards may be terminated without payment. The continuation, assumption or substitution of an Option which permits the exercise of the Option prior to the vesting of the shares of Common Stock subject to such Option (i.e., an "early exercise option") may be made in a manner which permits exercise of such Option only to the extent it is vested. The actions under this paragraph shall be effected in a manner which does not result in an Option or other Award which is not subject to Section 409A of the Code being subject to taxation under Section 409A of the Code. For the avoidance of doubt, the Board has discretion to accelerate, in whole or part, the vesting and exercisability of an Option or other Award in connection with a corporate transaction covered by this Section 8(b).

(c)           In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock, including any event described in Section 8(b), for reasons of administrative convenience the Administrator may refuse to permit the exercise of any Award during a limited period of time during the pendency of such transaction.

(d)           Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no Participant will have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the right or power of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including without limitation, securities with rights superior to those of the Common Stock or which are convertible into or exchangeable for Common Stock. The Administrator need not treat Participants and Awards (or portions thereof) uniformly under this Section 8.

9.             General Provisions Applicable to Awards and Common Stock.

(a)            Transferability. Except as the Administrator may otherwise determine or provide in an Award Agreement or otherwise, Awards will not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, will be exercisable only by the Participant. Except as the Administrator may otherwise determine or provide in an Award Agreement or otherwise, in any case in accordance with Applicable Laws, shares of Common Stock acquired by a Participant in connection with Awards will not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom such shares are issued, either voluntarily or by operation of law. References to a Participant, to the extent relevant in the context, will include references to authorized transferees.

(b)           Documentation. Each Award will be evidenced in an Award Agreement, which may be in such form (written, electronic or otherwise) as the Administrator will determine. Each Award may contain terms and conditions in addition to those set forth in the Plan. If required by the Company, any Participant receiving Common Stock (upon the exercise of an Option or otherwise) agrees to execute (i) a stockholders agreement with the Company and (ii) any documents or instruments necessary or reasonably desirable in the view of the Company to carry out the purposes or intent of the Plan or the Awards.

(c)            Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

(d)           Termination of Status. The Administrator will determine the effect on an Award of the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

(e)            Withholding. Each Participant will pay to the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. Except as the Administrator may otherwise determine, all such payments will be made in cash or by certified check. Notwithstanding the foregoing, to the extent permitted by the Administrator, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by Applicable Laws, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(f)            Amendment of Award. The Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Participant, or (ii) the change is permitted under Sections 8 or 12(d) hereof.

(g)           Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Administrator, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, (iii) the Participant has entered into the Award Agreement with the Company in the form provided to the Participant by the Company and (iv) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy the requirements of any Applicable Laws. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is determined by the Administrator to be necessary to the lawful issuance and sale of any securities hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority will not have been obtained.

(h)            Acceleration. The Administrator may at any time provide that any Award will become immediately vested and/or exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

(i)            Lock-Up Period. The Company may, at the request of any representative of the underwriters or otherwise, in connection with any registration of the offering of any securities of the Company under the Securities Act, require Participants (i) not to (a) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of Common Stock, whether any transaction described in clause (a) or (b) is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise, during the period beginning on the date of the filing of such registration statement with the Securities and Exchange Commission and ending 180 days from the date of the final prospectus relating to the offering (plus up to an additional 34 days to the extent requested by the managing underwriters for such offering in order to address FINRA rules), and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering. The Company may impose stop-transfer instructions with respect to the shares of Common Stock or other securities subject to the foregoing restriction until the end of the “lock-up” period.

(j)            Right of First Refusal.

(i)            Before any shares of Common Stock held by a Participant or any permitted transferee (each, a “Holder”) may be sold, pledged, assigned, hypothecated, transferred, or otherwise disposed of (each, a “Transfer”), the Company or its assignee(s) will have a right of first refusal to purchase the shares of Common Stock proposed to be Transferred on the terms and conditions set forth in this Section 9(j) (the “Right of First Refusal”). In the event that the Company’s charter, bylaws and/or a stockholders’ agreement applicable to the shares of Common Stock contain a right of first refusal with respect to the shares of Common Stock, such right of first refusal will apply to the shares of Common Stock to the extent such provisions are more restrictive than the Right of First Refusal set forth in this Section 9(j) and the Right of First Refusal set forth in this Section 9(j) will not in any way restrict the operation of the Company’s charter, bylaws or the operation of any applicable stockholders’ agreement.

(ii)            In the event any Holder desires to Transfer any shares of Common Stock, the Holder will deliver to the Company a written notice (the “Notice”) stating: (A) the Holder’s bona fide intention to sell or otherwise Transfer such shares of Common Stock; (B) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (C) the number of shares of Common Stock to be Transferred to each Proposed Transferee; and (D) the price for which the Holder proposes to Transfer the shares of Common Stock (the “Offered Price”), and the Holder will offer such shares of Common Stock at the Offered Price to the Company or its assignee(s).

(iii)           Within twenty-five days after receipt of the Notice, the Company and/or its assignee(s) may elect in writing to purchase all, but not less than all, of the shares of Common Stock proposed to be Transferred to any one or more of the Proposed Transferees by delivery of a written exercise notice to the Holder (a “Company Notice”). The purchase price (“Purchase Price”) for the shares of Common Stock repurchased under this Section 9(j) will be the Offered Price.

(iv)          Payment of the Purchase Price will be made, at the option of the Company or its assignee(s), in cash (by check or wire transfer), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof, within five days after delivery of the Company Notice or in the manner and at the times mutually agreed to by the Company and the Holder. Should the Offered Price specified in the Notice be payable in property other than cash, the Company or its assignee will have the right to pay the purchase price in the form of cash equal in amount to the value of such property, as determined by the Administrator.

(v)           If all or a portion of the shares of Common Stock proposed in the Notice to be Transferred are not purchased by the Company and/or its assignee(s) as provided in this Section 9(j), then the Holder may sell or otherwise Transfer such shares of Common Stock to that Proposed Transferee at the Offered Price or at a higher price; provided that such sale or other Transfer is consummated within sixty days after the date of the Notice; and provided, further, that any such sale or other Transfer is effected in accordance with any Applicable Laws and the Proposed Transferee agrees in writing that the provisions of this Plan and the applicable Award Agreement and any other applicable agreements governing the shares of Common Stock to be Transferred will continue to apply to the shares of Common Stock in the hands of such Proposed Transferee. If the shares of Common Stock described in the Notice are not Transferred to the Proposed Transferee within such sixty-day period, a new Notice will be given to the Company, and the Company and/or its assignees will again be offered the Right of First Refusal, as provided herein, before any shares of Common Stock held by the Holder may be sold or otherwise Transferred.

(vi)          Anything to the contrary contained in this Section 9(j) notwithstanding and to the extent permitted by the Administrator, the Transfer of any or all of the shares of Common Stock during a Participant’s lifetime or upon a Participant’s death by will or intestacy to the Participant’s Immediate Family or a trust for the benefit of the Participant or the Participant’s Immediate Family will be exempt from the Right of First Refusal. As used herein, “Immediate Family” will mean spouse, lineal descendant or antecedent, father, mother, brother or sister or stepchild (whether or not adopted). In such case, the transferee or other recipient will receive and hold the shares of Common Stock so Transferred subject to the provisions of this Plan (including the Right of First Refusal), the applicable Award Agreement and any other applicable agreements governing the shares of Common Stock to be Transferred, and there will be no further Transfer of such shares of Common Stock except in accordance with the terms of this Section 9(j) (or otherwise as expressly provided under the Plan).

(vii)         Notwithstanding the foregoing, no shares of Common Stock issued pursuant to this Plan (including on the exercise of Options or other Awards granted under this Plan) may be sold, pledged, assigned, hypothecated, transferred, or otherwise disposed of by a Holder without the express written permission of the Company.

(viii)        The Right of First Refusal will terminate as to all shares of Common Stock if the Company becomes a Publicly Listed Company upon such occurrence.

(k)            Right to Repurchase Common Stock.

(i)            During the period beginning on the date of a Participant’s Termination of Service and ending on the first anniversary of the later of (i) the date of such Termination of Service or (ii) as applicable, the day after the date of the last exercise of any portion of any Options held by the Participant (the “Repurchase Period”), the Company will have the option (the “Call Right”) to repurchase the Participant’s shares of Common Stock. The Call Right may be exercised more than once and for some or all of the shares of Common Stock held by the Participant.

(ii)            The Company will exercise the Call Right (if so elected) by written notice to the applicable Participant (and/or, if applicable, any Permitted Transferees) within the Repurchase Period, specifying a date within such period on which the Call Right will be exercised and the number of shares of Common Stock as to which the Call Right is being exercised. Upon such notification, the Participant and any Permitted Transferees will promptly surrender to the Company any certificates representing the shares of Common Stock being purchased, together with a duly executed stock power for the transfer of such shares of Common Stock to the Company, free and clear of any liens or encumbrances. Except as provided below, upon the Company’s receipt of the certificates from the Participant or any Permitted Transferees, the Company will deliver to him, her or them payment of the Repurchase Price (as defined below) for the shares of Common Stock being purchased.

(iii)           The purchase price payable by the Company upon exercise of the Call Right (the “Repurchase Price”) will be as follows:

(A)           In the event of any Termination of Service other than a Termination of Service by the Company for Cause, the Fair Market Value, as of the date the Call Right is being exercised, of the shares of Common Stock with respect to which the Call Right is being exercised; and

(B)            In the event of any Termination of Service by the Company for Cause, the lesser of (i) the Fair Market Value, as of the date the Call Right is being exercised, of the shares of Common Stock with respect to which the Call Right is being exercised and (ii) the aggregate purchase price paid for such shares by the Participant.

In the sole discretion of the Administrator, the Company may pay the Repurchase Price in cash, by check or by issuing a promissory note (a “Repurchase Note”) to the applicable Participant in the amount of the Repurchase Price. If payment is made by Repurchase Note, (a) 25% of the Repurchase Price will be paid in cash and 75% by Repurchase Note, and (b) the Repurchase Note will (i) bear simple interest at the prime rate as published in The Wall Street Journal on the date such payment is due and owing from such date to the date such payment is made, have a three-year term with 1/3rd of the principal and then accrued interest due on each anniversary and (iii) have such other reasonable terms and conditions as may be determined by the Company. All payments of interest accrued under the promissory note will be paid only at the date of payment by the Company of the principal amount of such promissory note.

(iv)          Notwithstanding anything herein to the contrary, no payment will be made under this Section that would cause the Company to violate any Applicable Law, or any rights or preference of preferred stockholders of the Company, any banking agreement or loan or other financial covenant or cause default of any indebtedness of the Company, regardless of when such agreement, covenant or indebtedness was created, incurred or assumed. Any payment under this Section 9(k) that would cause such violation or default will result in an extension of the Repurchase Period, in the sole discretion of the Administrator, until such payment will no longer cause any such violation or default and at which time the Call Right may be exercised.

(v)           The Company’s Call Right with respect to each Participant will terminate as to all shares of Common Stock when the Company is a Publicly Listed Company.

(l)            Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company and its subsidiaries and affiliates may hold certain personal information about a Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its subsidiaries and affiliates, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its subsidiaries and affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Participant’s participation in the Plan, and the Company and its subsidiaries and affiliates may each further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Common Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws his or her consents as described herein.

(m)           Drag Along. Upon approval of a Change in Control by the holders of a majority of capital stock of the Company, the Administrator will provide notice thereof to each Participant holding shares of capital stock of the Company (“Stockholder”), and such Change in Control will then be conducted in accordance with the following terms and conditions:

(i)            on the condition that each Stockholder will receive, pursuant to such Change in Control, the same per-share consideration (subject to the rights of any class, series or type of security to receive additional amounts pursuant to the certificate of incorporation of the Company and or the conversion, exercise or other rights and/or obligation of such security), and notwithstanding any other provision of this Plan, each Stockholder will: (A) take all necessary and desirable actions in connection with the consummation of such Change in Control, as determined and requested by written notice by the Administrator; (B) consent to such Change in Control and raise no objections to the Change in Control or to the process pursuant to which it was arranged; (C) waive and refrain from exercising any applicable dissenters’ rights, appraisal rights or other similar rights; (D) execute and deliver all instruments and documents reasonably requested and/or directed by the Administrator to (x) provide the representations, warranties, indemnities, covenants, conditions, non-compete agreements, escrow agreements and other provisions and agreements associated with such Change in Control, and (y) effectuate the allocation and distribution of the aggregate consideration upon completion of such Change in Control; and (E) if such transaction is structured as a sale of stock, within five (5) business days following the receipt of such notice (or such longer or shorter period of time as the Administrator will designate in such notice), cause all of the securities of such Stockholder to be sold to the designated purchaser on the terms and conditions set forth in such notice or amendment thereto; and

(ii)           each Stockholder will, at a minimum, be required to make representations and warranties in connection with any Change in Control to (A) such Stockholder’s ownership of his or her capital stock of the Company to be transferred free and clear of all liens or other encumbrances, (B) such Stockholder’s power and authority to effect such Change in Control and to transfer valid right, title and interest in such capital stock, and (C) the absence of conflicts with any applicable laws, contracts or other restrictions pertaining to such Stockholder or such capital stock.

(n)            Appointment of Representative. The Participant, including the Participant’s executors, legal representatives and successors, hereby appoints the person serving as president of the Company immediately prior to a Change in Control (the “Representative”), as its representative, attorney-in-fact and agent, to act on behalf of the Participant, as the holder of an Option, in a Change in Control, including negotiating, defending, settling or otherwise dealing with the rights of the Participant as the holder of an Option, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Representative will deem necessary or appropriate in conjunction with a Change in Control, including the power: (i) to negotiate, execute and deliver all consents, resolutions, authorizations, ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the Change in Control; (ii) to give and receive all notices and communications to be given or received under this Plan or any other transaction document and to receive service of process in connection with any disputes or claims hereunder or thereunder; (iii) to take any and all additional actions as is contemplated to be taken by or on behalf of the holder of an Option, (iv) to establish an escrow, expense or similar fund in connection with any indemnification or similar obligations, and (v) to consent to the payment of the Participant’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to the Representative in connection with the Representative’s services and duties in connection with the Change in Control and its related service as the Representative. The Participant further agrees not to assert any claim or commence any suit against the Representative or any other holder of an Option with respect to any action or inaction taken or failed to be taken by the Representative in connection with its service as the Representative, absent fraud or willful misconduct. The provisions of this Section are independent and severable, are irrevocable and are coupled with an interest and will be enforceable notwithstanding any rights or remedies that the Participant may have in connection with a Change in Control. In addition, if a different representative, attorney-in-fact, and agent is appointed by the stockholders of the Company in connection with a Change in Control, the Participant agrees that the representative, upon such representative’s election, may serve as the Representative pursuant to this Section.

(o)            Stockholder Approval.

(i)            Except as otherwise provided in clause (ii) below, in the event that it will be determined that any right to receive an Award, payment or other benefit under this Plan (including, without limitation, the acceleration of the vesting and/or exercisability of an Award and taking into account the effect of this Section) to or for the benefit of the Participant (the “Payments”), would not be deductible, in whole or part when aggregated with any other right, payment or benefit to or for the Participant under all other agreements or benefit plans of the Company, by the Company or the person making such payment or distribution or providing such right or benefit as a result of Section 280G of the Code, then, to the extent necessary to make the Payments deductible to the maximum extent possible (but only to such extent and after taking into account any reduction in the Payments relating to Section 280G of the Code under any other plan, arrangement or agreement), the Award held by the Participant or any other right, payment or benefit under this Plan will not become exercisable, vested or paid. For purposes of determining whether any of the Payments would not be deductible as a result of Section 280G of the Code and the amount of such disallowed deduction, all Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) will be treated as nondeductible, unless and except to the extent that in the opinion of a nationally recognized accounting firm selected by the Company (the “Accountants”), such Payments (in whole or in part) either do not constitute “parachute payments,” including by reason of Section 280G(b)(4) of the Code, or are otherwise not subject to disallowance as a deduction. All determinations required to be made under this subsection (a), including whether and which of the Payments are required to be reduced, the amount of such reduction and the assumptions to be utilized in arriving at such determination, will be made by the Accountants.

(ii)            Notwithstanding any other provision of this Plan, the provisions of clause (i) above will not apply to reduce the Payments if the Payments that would otherwise be nondeductible under Section 280G of the Code are disclosed to and approved by the Company’s stockholders in accordance with Section 280G(b)(5)(B) of the Code and related regulations.

(iii)           To the extent Section 280G(b)(5)(A)(ii) of the Code is available to exempt the Payments from being “parachute payments,” the Company will use its commercially reasonable best efforts to prepare and deliver to its stockholders the disclosure required by Section 280G(b)(5)(B) of the Code with respect to the Payments and to obtain the approval of the Company’s stockholders pursuant to clause (ii) above.

(p)           Severability. In the event any portion of the Plan or any action taken pursuant thereto will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had not been included, and the illegal or invalid action will be null and void.

10.           Other Material Terms.

(a)            Negotiation of a Change in Control. It is agreed and understood that at all times the Company will have the right to approve or disapprove of any prospective acquiring corporation or other entity or person, or the terms and conditions of any proposed Change in Control, and that the Company will have no obligation to enter into any Change in Control transaction.

(b)            Discharge of Obligations. Any payment made by the Company in good faith in accordance with the provisions of this Plan by reason of a Change in Control shall fully discharge the Company from all further obligations with respect to such payment and this Plan, it being the intent of the parties that Participant will not be entitled by virtue of this Plan to any payments resulting from a subsequent Change in Control.

(c)            Facilitation of a Change in Control. Notwithstanding anything to the contrary, in order to facilitate a Change in Control:

(i)              the Company shall be entitled (but not required) to estimate the amount of consideration payable in connection therewith (e.g., estimated working capital/net asset value or similar adjustment, estimated transaction expenses, etc.) and use such estimated figures to calculate the Award;

(ii)             the Company shall be entitled (but not required) to determine that Participant shall not be subject to (or share in any) upward or downward adjustments to the applicable transaction purchase price (e.g., estimated working capital/net asset value or similar adjustment, etc.); and

(iii)            in connection with any contingent payments (i.e., escrow, holdback, earn-out or other contingent consideration) involved in such Change in Control, the Company shall be entitled (but not required) to estimate the value of such payment and provide that Participant is paid at the closing upon such estimation in lieu of any payment if such contingent payment is actually received.

All of the foregoing estimates or adjustments shall be binding upon Participant so long as the Company or the Representative acts in good faith.

(d)           Not a Security. Participant hereby acknowledges and agrees that any right to payment under this Plan and the applicable Award Agreement are contractual in nature and are not a security.

(e)            Offset for Amounts Owed by Participant. If at any time when payments are to be made in accordance with the terms and conditions of this Plan and the applicable Award Agreement, Participant is indebted to or otherwise owes money to the Company, then the payments to be made to Participant may, at the Company’s discretion, be reduced by the amount of such indebtedness or other amount owed. An election by the Company not to reduce such payments shall not constitute a waiver by the Company or affiliate of its claim for such repayment

11.           Miscellaneous.

(a)            No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an applicable Award Agreement.

(b)           No Rights as Stockholder; Certificates. Subject to the provisions of the applicable Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any Applicable Laws, the Company will not be required to deliver to any Participant certificates evidencing shares of Common Stock issued in connection with any Award and instead such shares of Common Stock may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan deemed necessary or appropriate by the Administrator in order to comply with Applicable Laws.

(c)           Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(d)           Section 409A.

(i)            General. The Company intends that all Awards be structured in compliance with, or to satisfy an exemption from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply in connection with any Awards. Notwithstanding anything herein or in any Award Agreement to the contrary, the Administrator may, without a Participant’s prior consent, amend this Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to preserve the intended tax treatment of Awards under the Plan, including without limitation, any such actions intended to (A) exempt this Plan and/or any Award from the application of Section 409A, and/or (B) comply with the requirements of Section 409A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of grant of any Award. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company will have no obligation under this Section 10(d) or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.

(ii)           Separation from Service. With respect to any Award that constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award that is to be made upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid the imposition of taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or subsequent to the termination of the Participant’s Service Provider relationship. For purposes of any such provision of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms will mean “separation from service.”

(iii)           Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” that are otherwise required to be made under an Award to a “specified employee” (as defined under Section 409A and determined by the Administrator) as a result of his or her “separation from service” will, to the extent necessary to avoid the imposition of taxes under Code Section 409A(a)(2)(B)(i), be delayed until the expiration of the six-month period immediately following such “separation from service” (or, if earlier, until the date of death of the specified employee) and will instead be paid (in a manner set forth in the Award agreement) on the day that immediately follows the end of such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award that are, by their terms, payable more than six months following the Participant’s “separation from service” will be paid at the time or times such payments are otherwise scheduled to be made.

(e)            Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as an Administrator, director, officer, other employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be granted or delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud or bad faith.

(f)            Severability. In the event any portion of the Plan or any action taken pursuant thereto will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had not been included, and the illegal or invalid action will be null and void.

(g)           Governing Documents. In the event of any contradiction between the Plan and any Award Agreement or any other written agreement between a Participant and the Company or any subsidiary of the Company that has been approved by the Administrator, the terms of the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

(h)           Submission to Jurisdiction; Waiver of Jury Trial. By accepting an Award, each Participant irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Kansas and of the United States of America, in each case located in the State of Kansas, for any action arising out of or relating to the Plan or any Award (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the address contained in the records of the Company will be effective service of process for any litigation brought against it in any such court. By accepting an Award, each Participant irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of Plan or Award hereunder in the courts of the State of Kansas or the United States of America, in each case located in the State of Kansas, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. By accepting an Award, each Participant irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to the Plan or any Award hereunder.

(i)            Governing Law. The provisions of the Plan and all Awards made hereunder will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding choice-of-law principles of the law of any state that would require the application of the laws of a jurisdiction other than such state.

(j)            Restrictions on Shares. Shares of Common Stock acquired in respect of Awards will be subject to such terms and conditions as the Administrator will determine, including, without limitation, restrictions on the transferability of shares of Common Stock, the right of the Company to repurchase shares of Common Stock, the right of the Company to require that shares of Common Stock be transferred in the event of certain transactions, tag-along rights, bring-along rights, redemption and co-sale rights and voting requirements. Such terms and conditions may be additional to those contained in the Plan and may, as determined by the Administrator, be contained in the applicable Award Agreement or in an exercise notice, stockholders’ agreement or in such other agreement as the Administrator will determine, in each case in a form determined by the Administrator. The issuance of such shares of Common Stock will be conditioned on the Participant’s consent to such terms and conditions and the Participant’s entering into such agreement or agreements.

(k)            Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, will control.

(l)            Conformity to Securities Laws. Each Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan and all Awards granted hereunder will be administered only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by Applicable Laws, the Plan and all Award Agreements will be deemed amended to the extent necessary to conform to such laws, rules and regulations.

12.           Duration and Amendment; Stockholder Approval.

(a)            Effective Date and Term of Plan. The Plan will become effective on the date on which it is adopted by the Board, subject to approval of the Company’s stockholders under subsection (c) below. No Awards will be granted under the Plan after the completion of ten years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders, but Awards previously granted may extend beyond that date in accordance with the terms of the Plan.

(b)            Amendment or Termination Plan. Subject to subsection (c), the Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided that no amendment of the Plan will materially and adversely affect any Award outstanding at the time of such amendment without the consent of the affected Participant. Awards outstanding under the Plan at the time of any suspension or termination of the Plan will continue to be governed in accordance with the terms of the Plan and the applicable Award Agreement, as in effect prior to such suspension or termination.

(c)            Stockholder Approval. To the extent required by Applicable Law, the Plan will be subject to approval of the Company’s stockholders within twelve (12) months of its adoption date. To the extent required by Applicable Laws, any amendment of the Plan will be subject to the approval of the Company’s shareholders within twelve (12) months of the amendment date if it (i) increases the number of shares of Common Stock available for issuance under the Plan (except as provided in Section 8), or (ii) materially changes the class of persons who are eligible for the grant of Incentive Stock Options. An amendment effecting any other material change to the Plan terms will be subject to approval of the Company’s stockholders only if required by Applicable Law. Stockholder approval shall not be required for any other amendment of the Plan.

13.          Definitions. As used in the Plan, the following words and phrases will have the following meanings:

(a)            “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

(b)            “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted or issued under the Plan.

(c)            “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units or Other Stock-Based Awards.

(d)            “Award Agreement” means a written agreement evidencing an Award, which agreements may be in electronic medium and will contain such terms and conditions with respect to an Award as the Administrator will determine, consistent with and subject to the terms and conditions of the Plan.

(e)            “Board” means the Board of Directors of the Company.

(f)            “California Supplement” means the Plan’s supplement for purposes of satisfying the requirements of Section 25102(o) of the California Corporations Code and the regulations issued thereunder.

(g)           “Cause,” with respect to a Participant, means “Cause” (or any term of similar effect) as defined in such Participant’s employment agreement with the Company if such an agreement exists and contains a definition of Cause (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Cause (or term of similar effect), then Cause will include, but not be limited to: (i) the Participant’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any material breach of a written agreement between the Participant and the Company, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement; (ii) the Participant’s commission of, indictment for or the entry of a plea of guilty or nolo contendere by the Participant to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States); (iii) the Participant’s negligence or willful misconduct in the performance of the Participant’s duties or the Participant’s willful or repeated failure or refusal to substantially perform assigned duties; (iv) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the Participant against the Company; or (v) any acts, omissions or statements by a Participant which the Company determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company.

(h)           “Change in Control” means (i) a merger or consolidation of the Company with or into any other corporation or other entity or person, (ii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets, or (iii) any other transaction, including the sale by the Company of new shares of its capital stock or a transfer of existing shares of capital stock of the Company, in each case of (i), (ii) and (iii), the result of which is that a third party that is not an affiliate of the Company or its stockholders (or a group of third parties not affiliated with the Company or its stockholders) immediately prior to such transaction acquires or holds capital stock of the Company representing a majority of the Company’s (or the surviving entity’s) outstanding voting power immediately following such transaction; provided that the following events will not constitute a “Change in Control”: (A) a transaction (other than a sale of all or substantially all of the Company’s assets) in which the holders of the voting securities of the Company immediately prior to the merger or consolidation hold, directly or indirectly, at least a majority of the voting securities in the successor corporation or its parent immediately after the merger or consolidation; (B) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to an affiliate of the Company; (C) an initial public offering of any of the Company’s securities; (D) a reincorporation of the Company solely to change its jurisdiction; or (E) a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction. Notwithstanding the foregoing, if a Change in Control would give rise to a payment or settlement event with respect to any Award that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such Award, to the extent required by Section 409A.

(i)            “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

(j)            “Committee” means one or more committees or subcommittees of the Board, which may be comprised of one or more directors and/or executive officers of the Company, in either case, to the extent permitted in accordance with Applicable Laws.

(k)           “Common Stock” means the common stock of the Company.

(l)            “Company” means Greenfield Robotics Corporation, a Delaware corporation, or any successor thereto. Except where the context otherwise requires, the term “Company” includes any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a significant interest, as determined by the Administrator.

(m)          “Consultant” means any person, including any advisor, engaged by the Company or a parent or subsidiary of the Company to render services to such entity if: (i) the consultant or adviser renders bona fide services to the Company; (ii) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) the consultant or advisor is a natural person, or such other advisor or consultant as is approved by the Administrator.

(n)           “Designated Beneficiary” means the beneficiary or beneficiaries designated, in a manner determined by the Administrator, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or incapacity In the absence of an effective designation by a Participant, “Designated Beneficiary” will mean the Participant’s estate.

(o)           “Director” means a member of the Board.

(p)           “Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code, as it may be amended from time to time.

(q)           “Dividend Equivalents” means a right granted to a Participant pursuant to Section 6(d)(iii) hereof to receive the equivalent value (in cash or shares of Common Stock) of dividends paid on shares of Common Stock.

(r)            “Employee” means any person, including officers and Directors, employed by the Company (within the meaning of Section 3401(c) of the Code) or any parent or subsidiary of the Company.

(s)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t)            “Fair Market Value” means, as of any date, the value of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the first market trading day immediately prior to such date during which a sale occurred, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; (ii) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the last sales price on such date, or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or (iii) in the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined by the Administrator in its sole discretion.

(u)           “Incentive Stock Option” means an “incentive stock option” as defined in Section 422 of the Code.

(v)           “Non-Qualified Stock Option” means an Option that is not intended to be or otherwise does not qualify as an Incentive Stock Option.

(w)           “Option” means an option to purchase Common Stock.

(x)            “Other Stock-Based Awards” means other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property.

(y)           “Participant” means a Service Provider who has been granted an Award under the Plan.

(z)            “Plan” means this Greenfield Robotics Corporation 2021 Equity Incentive Plan.

(aa)          “Publicly Listed Company” means that the Company or its successor (i) is required to file periodic reports pursuant to Section 12 of the Exchange Act and (ii) the Common Stock is listed on one or more National Securities Exchanges (within the meaning of the Exchange Act) or is quoted on NASDAQ or a successor quotation system.

(bb)         “Restricted Stock” means Common Stock awarded to a Participant pursuant to Section 6 hereof that is subject to certain vesting conditions and other restrictions.

(cc)         “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one share of Common Stock or an amount in cash or other consideration determined by the Administrator equal to the value thereof as of such payment date, which right may be subject to certain vesting conditions and other restrictions.

(dd)         “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

(ee)         “Securities Act” means the Securities Act of 1933, as amended from time to time.

(ff)           “Service Provider” means an Employee, Consultant or Director.

(gg)         “Termination of Service” means termination of the Participant’s Service Provider relationship as determined in the sole discretion of the Administrator.

*      *      *

FIRST

AMENDMENT TO

GREENFIELD ROBOTICS

CORPORATION

2021 EQUITY

INCENTIVE PLAN

This First Amendment to Greenfield Robotics Corporation 2021 Equity Incentive Plan (this “Amendment”) is made by Greenfield Robotics Corporation, a Delaware corporation (the “Company”), and is effective as of date accepted by the stockholders of the Company as set forth below. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).

WHEREAS, the Board of Directors (the “Board”) and the stockholders of the Company previously adopted and approved the Greenfield Robotics Corporation 2021 Equity Incentive Plan on February 17, 2022 (the “Plan”);

WHEREAS, pursuant to Section 4(a) of the Plan, a total of 2,000,000 shares of common stock of the Company (the “Common Stock”) have been reserved for issuance under the Plan;

WHEREAS, pursuant to the Plan, the Board may amend the Plan at any time; provided, that any amendment of the Plan will be subject to the approval of the Company’s stockholders within twelve (12) months of the amendment date if it (i) increases the number of shares of Common Stock available for issuance under the Plan, or (ii) materially changes the class of persons who are eligible for the grant of Incentive Stock Options; and

WHEREAS, the Board believes it would be in the best interest of the Company and its stockholders to increase the number of shares issuable under the Plan to 6,000,000 shares of Common Stock.

NOW, THEREFORE, the following amendments and modifications are hereby made a part of the Plan subject to, and effective as of the date of, the approval of stockholders of the Plan:

1.             Amendment to Section 4(a) of the Plan. Section 4(a) of the Plan shall be, and hereby is, amended to read as follows:

“(a) Number of Shares. Subject to adjustment under Section 8 hereof, the maximum aggregate number of shares of Common Stock that may be issued under the Plan pursuant to the exercise of Options, issued pursuant to Awards of Restricted Stock or otherwise issued or covered by Restricted Stock Units or Other Stock-Based Awards under the Plan, is 6,000,000 shares of Common Stock. Notwithstanding the foregoing, subject to adjustment under Section 8 hereof, no more than 6,000,000 shares of Common Stock may be granted as Incentive Stock Options, provided that the provisions of Section 4(b) shall apply to such limit to the extent permitted by Section 422 of the Code.”

2.            Except as expressly set forth in this Amendment, all other terms and conditions set forth in the Plan shall remain in full force and effect.

This Amendment has been adopted by the Board of Directors of the Company as of April 9, 2026. This Amendment has been approved by the Stockholders of the Company as of April 13, 2026.

GREENFIELD ROBOTICS CORPORATION

2021 EQUITY INCENTIVE PLAN

CALIFORNIA SUPPLEMENT

The Administrator has adopted this supplement for purposes of satisfying the requirements of Section 25102(o) of the California Corporations Code and the regulations issued thereunder (“Section 25102(o)”) (the “California Supplement”). Notwithstanding anything to the contrary contained in the Plan and except as otherwise determined by the Administrator, the provisions set forth in this supplement will apply to all Awards granted under the Plan to a Participant who is a resident of the State of California on the date of grant (a “California Participant”) and which are intended to be exempt from registration in California pursuant to Section 25102(o). This supplement will not apply to Awards granted to California Participants or after the date on which the Company becomes a Publicly Listed Company. Definitions in the Plan are applicable to this supplement.

1.             Additional Limitations on Options.

(a)            Maximum Duration of Options. No Options granted to California Participants will be granted for a term in excess of 10 years.

(b)            Minimum Exercise Period Following Termination. Unless a California Participant’s Service Provider relationship is terminated for Cause, in the event of termination of such Participant’s Service Provider relationship, to the extent required by Applicable Laws, he or she will have the right to exercise an Option, to the extent that he or she was otherwise entitled to exercise such Option on the date employment terminated, as follows: (i) at least six months from the date of termination, if termination was caused by such Participant’s death or Disability and (ii) at least 30 days from the date of termination, if termination was caused other than by such Participant’s death or Disability.

2.             Additional Limitations For Restricted Stock Awards, Restricted Stock Units and Other Stock-Based Awards. The terms of all Restricted Stock Awards, Restricted Stock Units and Other Stock-Based Awards granted to California Participants will comply, to the extent applicable, with Section 260.140.41 or Section 260.140.42 of the California Code of Regulations.

3.             Adjustments. The Administrator will make such adjustments to an Award held by a California Participant as may be required by Section 260.140.41 or Section 260.140.42 of the California Code of Regulations.

4.             Additional Requirement to Provide Information to California Participants. To the extent required by Section 260.140.46 of the California Code of Regulations, the Company will provide to each California Participant and to each California Participant who acquires Common Stock pursuant to the Plan, not less frequently than annually, copies of annual financial statements (which need not be audited). The Company will not be required to provide such statements to key persons whose duties in connection with the Company assure their access to equivalent information. In addition, this information requirement will not apply to the Plan to the extent that it complies with all conditions of Rule 701 of the Securities Act (“Rule 701”) as determined by the Administrator; provided that for purposes of determining such compliance, any registered domestic partner will be considered a “family member” as that term is defined in Rule 701.

5.             Stockholder Approval; Additional Limitations on Timing of Awards. The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval; provided that no Award granted to a California Participant will become exercisable, vested or realizable, as applicable to such Award, unless the Plan has been approved by the Company’s stockholders within twelve months before or after the date the Plan was adopted by the Board; and provided, further, that if such approval has not been obtained at the end of said twelve-month period, all Awards previously granted or awarded under the Plan to California Participants will thereupon be canceled and become null and void.

EMPLOYEES – 3 YEAR VESTING

GREENFIELD ROBOTICS CORPORATION

2021 EQUITY INCENTIVE PLAN

STOCK OPTION GRANT NOTICE AND AGREEMENT

GRANT NOTICE

Greenfield Robotics Corporation (the “Company”), pursuant to its 2021 Equity Incentive Plan (the “Plan”), hereby grants to the Participant set forth below (the “Participant”), an Option (the “Option”) to purchase the number of shares of the Company’s Common Stock (referred to herein as “Shares”) set forth below. This Option is subject to all of the terms and conditions as set forth herein and in the Stock Option Agreement attached hereto as Exhibit A (the “Stock Option Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan will have the same defined meanings in this Stock Option Grant Notice and the Stock Option Agreement.

Participant:
Grant Date:
Vesting Commencement Date:
Exercise Price per Share:	$
Total Number of Shares Subject to Option:
Expiration Date:	Ten years from the Grant Date.

Type of Option:            ☐ Incentive Stock Option            ☐ Non-Qualified Stock Option

Vesting Schedule: The Option will vest and become exercisable as to 33% of the original number of Shares subject to the Option (rounded down to the nearest whole Share) on the first anniversary of the Vesting Commencement Date, as to 1/36th of the original number of Shares subject to the Option (rounded down to the nearest whole Share) on the final day of each of the 23 one-month periods of the Participant’s service as a Service Provider thereafter and as to all remaining Shares on the third (3rd) anniversary of the Vesting Commencement Date.

By his or her signature and the Company’s signature below (which may be in counterparts), the Participant agrees to be bound by the terms and conditions of the Plan, the Stock Option Agreement and this Grant Notice. The Participant has reviewed the Plan, the Stock Option Agreement and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, the Stock Option Agreement and this Grant Notice. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator of the Plan upon any questions arising under the Plan or the Option.

GREENFIELD ROBOTICS CORPORATION:	THE PARTICIPANT:
By:
Name:	[INSERT PARTICIPANT NAME]
Title:

EMPLOYEES – 3 YEAR VESTING

EXHIBIT A

TO STOCK OPTION GRANT NOTICE

STOCK OPTION AGREEMENT

Pursuant to the Stock Option Grant Notice (“Grant Notice”) to which this Stock Option Agreement (this “Agreement”) is attached, Greenfield Robotics Corporation (the “Company”) has granted to the Participant an Option under the Company’s 2021 Equity Incentive Plan (the “Plan”) to purchase the number of Shares indicated in the Grant Notice.

ARTICLE I

GENERAL

1.1            Defined Terms. Capitalized terms not specifically defined herein will have the meanings specified in the Plan and the Grant Notice.

1.2            Incorporation of Terms of Plan. The Option is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of a conflict between the terms of the Agreement and the Plan, the terms of the Plan will control.

1.3            Grant of Option. In consideration of the Participant’s past and/or continued employment with or service to the Company or a parent or subsidiary and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company grants to the Participant an Option to purchase any part or all of an aggregate of the number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Plan and this Agreement. Unless designated as a Non-Qualified Stock Option in the Grant Notice, the Option will be an Incentive Stock Option to the maximum extent permitted by law.

ARTICLE II

PERIOD OF EXERCISABILITY

2.1            Vesting; Commencement of Exercisability.

(a)           Subject to Sections 2.1(b) and 2.3, the Option will become vested and exercisable in such amounts and at such times as are set forth in the vesting schedule in the Grant Notice (the “Vesting Schedule”).

(b)           No portion of the Option which has not become vested and exercisable on the date of the Participant’s Termination of Service will thereafter become vested and exercisable, except as may be otherwise provided by the Administrator or as set forth in another written agreement between the Company and the Participant.

2.2           Duration of Exercisability. The installments provided for in the Vesting Schedule are cumulative. Each such installment which becomes vested and exercisable pursuant to the Vesting Schedule will remain vested and exercisable until it becomes unexercisable under Section 2.3 or pursuant to the terms of the Plan.

2.3           Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a)            The Expiration Date set forth in the Grant Notice;

(b)           The expiration of three months following the date of the Participant’s Termination of Service, unless such Termination of Service occurs by reason of Participant’s death, Disability or Cause;

(c)           The expiration of one year following the date of the Participant’s Termination of Service by reason of the Participant’s death or Disability; or

(d)           Immediately upon the Participant’s Termination of Service for Cause.

2.4           Special Tax Consequences. The Participant acknowledges that, to the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options, including the Option (if applicable), are first exercisable for the first time by the Participant in any calendar year exceeds $100,000 (or such other limitation as imposed by Section 422(d) of the Code), the Option and such other options will be treated as not qualifying under Section 422 of the Code but rather will be considered Non-Qualified Stock Options. The Participant further acknowledges that the rule set forth in the preceding sentence will be applied by taking Awards into account in the order in which they were granted.

ARTICLE III

EXERCISE OF OPTION

3.1           Person Eligible to Exercise. During the lifetime of the Participant, only the Participant may exercise the Option or any portion thereof. After the death of the Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 2.3, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

3.2           Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 2.3.

3.3           Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company or the Secretary’s office, or such other place as may be determined by the Administrator, of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 2.3:

(a)            An exercise notice in substantially the form attached as Exhibit B to the Grant Notice (or such other form as is prescribed by the Administrator) (the “Exercise Notice”) in writing signed by the Participant or any other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator; and

(b)           Subject to Section 5(f) of the Plan:

(i)              Full payment (in cash or by check) for the Shares with respect to which the Option or portion thereof is exercised; or

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(ii)            With the consent of the Administrator, by delivery of Shares then issuable upon exercise of the Option having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; or

(iii)            On and after the date the Company becomes a Publicly Listed Company, through the (A) delivery by the Participant to the Company of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price; or

(iv)           With the consent of the Administrator, any other method of payment permitted under the terms of the Plan; or

(v)            Subject to any applicable laws, any combination of the consideration allowed under the foregoing paragraphs; and

(c)            The receipt by the Company of full payment for any applicable withholding tax in cash or by check or in the form of consideration permitted by the Administrator, which, following the date the Company becomes a Publicly Listed Company will include the method provided for in Section 5(f) of the Plan; and

(d)           In the event the Option or portion thereof will be exercised pursuant to Section 3.1 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option.

ARTICLE IV

OTHER PROVISIONS

4.1           Restrictive Legends and Stop-Transfer Orders.

(a)            The share certificate or certificates evidencing the Shares purchased hereunder, if any, will be endorsed with any legends that may be required by the terms and conditions of the Plan or state or federal securities laws.

(b)            The Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)            The Company will not be required: (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement, or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares will have been so transferred.

4.2           Notices. Any notice to be given under the terms of this Agreement to the Company will be addressed to the Company at its principal executive offices in care of the Secretary of the Company, and any notice to be given to the Participant will be addressed to the Participant at the most recent address for the Participant shown in the Company’s records. By a notice given pursuant to this Section 4.2, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to the Participant will, if the Participant is then deceased, be given to the person entitled to exercise his or her Option by written notice under this Section 4.2. Any notice will be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service. The Participant consents to the delivery of stockholder notices by electronic transmission for all purposes and to the fullest extent permitted by law, including the fullest extent set forth in Section 232 of the General Corporation Law of the State of Delaware.

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4.3           Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.4           Governing Law; Severability. This Agreement and the Exercise Notice will be administered, interpreted and enforced under the laws of the State of Delaware, without regard to the conflicts of law principles thereof. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions will nevertheless remain effective and will remain enforceable.

4.5           Conformity to Securities Laws. The Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan will be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement will be deemed amended to the extent necessary to conform to such laws, rules and regulations.

4.6           Successors and Assigns. The Company may assign any of its rights under this Agreement and the Exercise Notice to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement will be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

4.7           Acknowledgement and Acceptance of Certain Plan Provisions. By acceptance of the grant of the Option, the Participant acknowledges and agrees to the terms of Section 9 of the Plan, which include, but are not limited to, the Company’s right of first refusal to purchase and rights to repurchase stock, and the Participant’s consent regarding data privacy.

4.8           Entire Agreement. The Plan, the Grant Notice and this Agreement (including all accompanying Exhibits, and, if applicable, the Company’s stockholders agreement) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof. [If applicable: The Shares set forth in this Grant Notice constitute the full satisfaction of any prior promises of equity interests, capital stock, or other securities convertible into or exchangeable for such shares of capital stock or equity interests, or any options, equity appreciation, phantom equity or similar rights with respect to the Company, made to the Participant by the Company or its officers in connection with the Participant’s employment with the Company or other services provided to the Company, including pursuant to that certain [Employment Contract, by and between the Participant and the Company, dated [__________].]]

* * * * *

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EMPLOYEES – 3 YEAR VESTING

EXHIBIT B

TO STOCK OPTION GRANT NOTICE

FORM OF EXERCISE NOTICE

Effective as of today, _______________, ________, the undersigned (the “Participant”) hereby elects to exercise the Participant’s option to purchase Shares of Greenfield Robotics Corporation (the “Company”) under and pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”) and the applicable Stock Option Grant Notice and Stock Option Agreement dated as of the Grant Date written below (the “Option Agreement”). Capitalized terms used herein without definition will have the meanings given in the Option Agreement.

Grant Date:
Number of Shares as to which the Option is exercised:
Exercise Price per Share:	$
Certificate to be issued in name of:
Total cash payment delivered herewith:	$
(Representing the full Exercise Price for the Shares, as well as any applicable withholding tax)

Type of Option:            ☐ Incentive Stock Option            ☐ Non-Qualified Stock Option

1.             Representations of the Participant. The Participant acknowledges that the Participant has received, read and understood the Plan and the Option Agreement. The Participant agrees to abide by and be bound by their terms and conditions.

2.             Tax Consultation. The Participant understands that the Participant may suffer adverse tax consequences as a result of the Participant’s purchase or disposition of the Shares. The Participant represents that the Participant has consulted with any tax consultants the Participant deems advisable in connection with the purchase or disposition of the Shares and that the Participant is not relying on the Company for any tax advice. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) will be responsible for the Participant’s tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

3.             Restrictive Legends and Stop Transfer Orders.

(a)            Legends. The Participant understands and agrees that the Company will cause any certificates issued evidencing the Shares to have the legends set forth below or legends substantially equivalent thereto, together with any other legends that may be required by state or federal securities laws:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), NOR HAVE THEY BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. NO TRANSFER OF SUCH SECURITIES WILL BE PERMITTED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER, THE TRANSFER IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR IN THE OPINION OF COUNSEL FOR THE COMPANY REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT AND WITH APPLICABLE STATE SECURITIES LAWS.

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THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

(b)           The Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)           The Company will not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares will have been so transferred.

4.             Notices. Any notice required or permitted hereunder will be given in accordance with the provisions set forth in Section 4.2 of the Option Agreement.

5.             Further Instruments. The Participant hereby agrees to execute such further instruments and to take such further action as the Company determines are reasonably necessary to carry out the purposes and intent of this Agreement.

6.             Entire Agreement. The Plan and Option Agreement are incorporated herein by reference. This Agreement, the Plan and the Option Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.

ACCEPTED BY GREENFIELD ROBOTICS CORPORATION:		SUBMITTED BY THE PARTICIPANT:
By:	By:
Name:	Print Name:
Title:	Address:

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